EXHIBIT 10.14


Form of Revised Change-in-Control Agreement with one Executive Officer


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May 13, 1994



Mr. Phillip D. Green
Cullen/Frost Bankers, Inc.
100 West Houston Street
San Antonio, Texas  78205

Dear Phillip:

Cullen/Frost Bankers, Inc., a Texas corporation (the "Company"), considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interest of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a "Change in Control" (as hereinafter defined) may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control of the Company. In particular, the Board believes it important, should the Company or its shareholders receive a proposal for transfer of control of the Company, that you be able to assess and advise the Board whether such proposal would be in the best interests of the Company and its shareholders and to take such other action regarding such proposal as the Board might determine to be appropriate, without being influenced by the uncertainties of your own situation.

In order to induce you to remain in the employ of the Company, this letter agreement, which has been approved by the Board, sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to a Change in Control of the Company under the circumstances described below.

1.        Agreement to Provide Services; Right to Terminate.
          --------------------------------------------------

          (i) Except as otherwise provided in paragraph (ii) below, the Company or you may terminate your employment at any time, subject to the Company's providing the benefits hereinafter specified in accordance with the terms hereof.


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Mr. Phillip D. Green
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May 13, 1994




          (ii) In the event a tender offer or exchange offer is made by a Person (as hereinafter defined) for more than 20 percent of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors ("Voting Securities"), including shares of Common Stock ($5 par value) of the Company (the "Company Shares"), you agree that you will not leave the employ of the Company (other than as a result of Disability or upon Retirement, as such terms are hereinafter defined) and will render the services contemplated in the recitals to this Agreement until such tender offer or exchange offer has been abandoned or terminated or a Change in Control of the Company, as defined in Section 3 hereof, has occurred and the Company agrees that it will not terminate your employ-ment with the Company for any reason other than "Cause" as hereinafter defined during that period. For purposes of this Agreement, the term Person shall mean and include any individual, corporation, partnership, group, association or other person, as such term is used in Section 14(d) of the Securities Exchange Act of 1934 (the Exchange Act), other than the Company, a wholly owned subsidiary of the Company or any employee benefit plan(s) sponsored by the Company.

2. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until December 31, 1994; provided, however, that commencing on January 1, 1995 and each January thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to such January 1st date, the Company or you shall have given notice that this Agreement shall not be extended; and provided, further, that this Agreement shall continue in effect for a period of twenty-four (24) months beyond the term provided herein if a Change in Control of the Company, as defined in Section 3 hereof, shall have occurred during such term. Notwithstanding anything in this Section 2 to the contrary, this Agreement shall terminate if you or the Company terminate your employment prior to a Change in Control of the Company, as defined in
          Section 3 hereof.

3. Change in Control. For purposes of this Agreement, a Change in Control of the Company shall mean a change in control of a nature that would be required to be reported (assuming such event has not been previously

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Mr. Phillip D. Green
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May 13, 1994




          reported) in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Exchange Act; provided that, without limitation, such a Change in Control shall be deemed to have occurred at such time as (a) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20 percent or more of the combined voting power of the Company's Voting Securities; or (b) individuals who constitute the Board on the date hereof (the Incumbent Board) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (b), considered as though such person were a member of the Incumbent Board. Notwithstanding anything in the foregoing to the contrary, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in you, or a group of Persons which includes you, acquiring, directly or indirectly, 20 percent or more of the combined voting power of the Company's Voting Securities.

4. Termination Following Change in Control. If any of the events described in Section 3 hereof constituting a Change in Control of the Company shall have occurred, you shall be entitled to the benefits provided in paragraphs (iii) and (iv) of Section 5 hereof upon the termination of your employment within twenty-four (24) months after such event, unless such termination is (a) because of your death or Retirement, (b) by the Company for Cause or Disability or (c) by you other than for Good Reason (as all such capitalized terms are hereinafter defined).

          (i) Disability. Termination by the Company of your employment based on Disability shall mean termination because of your absence from your duties with the Company on a full time basis for one hundred eighty (180) consecutive days as a result of your incapacity due to

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Mr. Phillip D. Green
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May 13, 1994



                    physical or mental illness, unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given to you following such absence you shall have returned to the full time performance of your duties.

          (ii) Retirement. Termination by you or by the Company of your employment based on Retirement shall mean termination on or after your normal retirement date under the terms of the Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates (or any successor or substitute defined benefit pension plan or plans of the Company put into effect prior to a Change in Control) or The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and Its Affiliates (or any successor or substitute defined contri-bution pension plan or plans of the Company put into effect prior to a Change in Control), if there is no defined benefit pension plan in effect prior to a Change in Control (the Retirement Plan).

          (iii) Cause. Termination by the Company of your employment for Cause shall mean termination upon (a) the willful and continued failure by you to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) after a demand for substantial performance is delivered to you by the Chairman of the Board or President of the Company which specifically identifies the manner in which such executive believes that you have not substantial-ly performed you duties, or (b) the willful engaging by you in illegal conduct which is materially and demonstrably injurious to the Company. For purposes of this paragraph
                    (iii), no act, or failure to act, on your part shall be considered willful unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the

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Mr. Phillip D. Green
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May 13, 1994


                    affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in (a) or (b) of this paragraph (iii) and specifying the particulars thereof in detail.

            (iv) Good Reason. For purposes of this Agreement, termination by you of your employment for "Good Reason" shall mean, during the ninety (90) day period following a Change in Control of the Company, termination based on a good faith determination by you that, as a result of such Change in Control, you are not able to discharge your duties effectively. Also, for purposes of this Agreement, termination by you of your em-ployment for "Good Reason" shall mean termination based on:

                    (A) an adverse change in your status or position(s) as an executive officer of the Company as in effect immedi-ately prior to the Change in Control, including, with-out limitation, any adverse change in your status or position as a result of a material diminution in your duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned) or the assign-ment to you of any duties or responsibilities which, in any of such cases is inconsistent with such status or position(s) in your reasonable judgment, or any removal of you from or any failure to reappoint or reelect you to such position(s) (except in connection with the termination of your employment for Cause, Disability or Retirement or as a result of your death or by you other than for Good Reason);

                    (B) a reduction by the Company in your base salary as in effect immediately prior to the Change in Control;

                    (C) the failure by the Company to continue in effect any Plan (as hereinafter defined) in which you are par-ticipating at the time of the Change in Control of the Company (or Plans providing you

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Mr. Phillip D. Green
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May 13, 1994

                         with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the Change in Control, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as is the case on the date of the Change in Control or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit enjoyed by you at the time of the Change in Control;

                    (D) the failure by the Company to provide and credit you with the number of paid vacation days to which you are then entitled in accordance with the Company's normal vacation policy as in effect immediately prior to the Change in Control;

                    (E) the Company's requiring you to be based anywhere other than where your office is located immediately prior to the Change in Control except for required travel on the Company's business to an extent substantially consis-tent with the business travel obligations which you undertook on behalf of the Company prior to the Change in Control;

                    (F) the failure by the Company to obtain from any Successor (as hereinafter defined) the assent to this Agreement contemplated by Section 6 hereof; or

                    (G) any purported termination by the Company of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph
                         (v) below (and, if applicable, paragraph (iii) above); and for purposes of this Agreement, no such purported termination shall be effective.

For purposes of this Agreement, Plan shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program or policy of the Company intended to benefit employees.

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Mr. Phillip D. Green
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May 13, 1994

          (v) Notice of Termination. Any purported termination by the Company or by you following a Change in Control shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a Notice of Termination shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

          (vi) Date of Termination. Date of Termination following a Change in Control shall mean (a) if your employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have re-turned to the performance of your duties on a full-time basis during such thirty (30) day period), (b) if your employment is to be terminated by the Company for Cause or by you pursuant to Sections 4(iv)(F) and 6 hereof or for any other Good Reason, the date specified in the Notice of Termination, which in no event shall be a date earlier than the date on which a Notice of Termination is given, or (c) if your employment is to be terminated by the Company for any reason other than Cause, the date specified in the Notice of Termination, which in no event shall be a date earlier than ninety (90) days after the date on which a Notice of Termination is given, unless an earlier date has been expressly agreed to by you in writing either in advance of, or after, receiving such Notice of Termination. In the case of termination by the Company of your employment for Cause, if you have not previously expressly agreed in writing to the termination, then within thirty (30) days after receipt by you of the Notice of Termination with respect thereto, you may notify the Company that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in Section 13 hereof. During the pendency of any such dispute, the Company will continue to pay you your full compensation in effect just prior to the time the Notice of Termination is given and until the dispute is resolved in accordance with Section 13.

5.        Compensation Upon Termination or During Disability; Other Agreements.
          ---------------------------------------------------------------------

          (i) During any period following a Change in Control that you fail to
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Mr. Phillip D. Green
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May 13, 1994

                    perform your duties as a result of incapacity due to physical or mental illness, you shall continue to receive your salary at the rate then in effect and any benefits or awards under any Plans shall continue to accrue during such period, to the extent not inconsistent with such Plans, until your employment is terminated pursuant to and in accordance with paragraphs 4(i) and 4(vi) hereof. Thereafter, your benefits shall be determined in accordance with the Plans then in effect.

          (ii) If your employment shall be terminated for Cause following a Change in Control of the Company, the Company shall pay you your salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been paid to you. Thereupon the Company shall have no further obligations to you under this Agreement.

          (iii) Subject to Section 8 hereof, if, within twenty-four (24) months after a Change in Control of the Company shall have occurred, as defined in Section 3 above, your employment by the Company shall be terminated (a) by the Company other than for Cause, Disability or Retirement, or (b) by you for Good Reason then, by no later than the fifth day following the Date of Termination (except as otherwise provided), you shall be entitled, without regard to any contrary provisions of any Plan, to the benefits as provided below:

                    (A) the Company shall pay your salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both the cash and stock compo-nents) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you (including amounts which previously had been deferred at your request); and

                    (B) as severance pay and in lieu of any further salary for periods subsequent to the Date of Termination, the Company shall pay to you an amount in cash equal to two and 99/100 (2.99) times

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Mr. Phillip D. Green
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May 13, 1994

                         your annualized includible compensation for the base period (as defined in Section 280G(d)(1) of the Internal Revenue Code of 1986 (the Code) and any regulations issued thereunder).

         (iv) Following a Change in Control of the Company, unless you are terminated for Cause, Disability or Retirement or you terminate your employment other than for Good Reason, the Company shall maintain in full force and effect, for the continued benefit of you, your spouse, and your dependents for a period terminating on the earliest of (a) the commencement date of equivalent benefits from a new employer or (b) your normal retirement date under the terms of the Retirement Plan, all insured and self-insured employee welfare benefit Plans in which you were entitled to participate immediately prior to the Date of Termination, provided that your continued participation is possible under the general terms and provisions of such Plans (and any applicable funding media) and you continue to pay an amount equal to your regular contribution under such Plans for such participation as adjusted for any increases in contributions or premiums in the same manner as other participants in the Plans. If you reach your normal retirement date as defined in the Retirement Plan and you have not previously received or are not then receiving equivalent benefits from a new employer, the Company shall arrange, at its sole cost and expense, to enable you to convert your, your spouse's, and your dependents' coverage under such Plans to individual policies or programs upon the same terms as employees of the Company may apply for such conversions. In the event that your participation in any such Plan is barred, the Company, at its sole cost and expense, shall arrange to have issued for the benefit of you, your spouse, and your dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which you otherwise would have been entitled to receive under such Plans pursuant to this paragraph (iv) or, if such insurance is not available at a reasonable cost to the Company, the Company shall otherwise provide you and your dependents equivalent benefits (on an after-tax basis). You shall not be required to pay any premiums or other charges in an amount greater than that which you would have

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Mr. Phillip D. Green
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May 13, 1994

                    paid in order to participate in such Plans as adjusted to reflect increased charges in the same manner as adjusted for other participants in the Plans.

          (v) Except as specifically provided in paragraph (iv) above, the amount of any payment provided for in this Section 5 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by you as the result of employment by another employer after the Date of Termina-tion, or otherwise.

6.        Successors; Binding Agreement.
          ------------------------------

          (i) Upon your written request, the Company will seek to have any Successor (as hereinafter defined), by agreement in form and substance satisfactory to you, assent to the fulfillment by the Company of its obligations under this Agreement.
                    Failure of such Person to furnish such assent by the later of (A) three business days prior to the time such Person becomes a Successor or (B) two business days after such Person receives a written request to so assent shall constitute Good Reason for termination by you of your employment and, if a Change in Control of the Company occurs or has occurred, shall entitle you immediately to the benefits provided in paragraphs (iii) and (iv) of Section 5 hereof upon delivery by you of a Notice of Termination. For purposes of this Agreement, Successor shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company's business directly, by merger or consolidation, or indirectly, by purchase of the Company's Voting Securities, all or substantially all of its assets, or otherwise.

          (ii) This Agreement shall inure to the benefit of and be enforce-able by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

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Mr. Phillip D. Green
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May 13, 1994


          (iii) For purposes of this Agreement, the Company shall include any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which the Company ceases to exist.


7.        Fees and Expenses; Mitigation.
          ------------------------------

          (i) The Company shall pay all reasonable legal fees and related expenses incurred by you in connection with the Agreement following a Change in Control of the Company, including, without limitation, (a) all such fees and expenses, if any, incurred in contesting or disputing any such termination or incurred by you in seeking advice with respect to the matters set forth in Section 8 hereof or (b) your seeking to obtain or enforce any right or benefit provided by this Agreement; provided, however, you shall be required to repay any such amounts to the Company to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by you was frivolous or advanced by you in bad faith.

          (ii) You shall not be required to mitigate the amount of any payment the Company becomes obligated to make to you in connection with this Agreement, by seeking other employment or otherwise.

8.        Taxes.
          ------

          (i) All payments to be made to you under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

          (ii) Notwithstanding anything in the foregoing to the contrary, if any of the payments provided for in this Agreement, together with any other payments which you have the right to receive from the Company or any corporation which is a member of an affiliated group (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a parachute payment (as defined in Section 280G(b)(2) of the Code), the payments pursuant to this Agreement shall be reduced (reducing first

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Mr. Phillip D. Green
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May 13, 1994

                    the payments under Section 5(iii) (B)) to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that the determination as to whether any reduction in the payments under this Agreement pursuant to this proviso is necessary shall be made by you in good faith, and such determination shall be conclusive and binding on the Company with respect to its treatment of the payment for tax reporting purposes.

9. Survival. The respective obligations of, and benefits afforded to, the Company and you as provided in Sections 5, 6(ii), 7, 8, 13 and 14 of this Agreement shall survive any termination of this Agreement following a Change in Control.

10. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed, in the case of the Company, to the address set forth on the first page of this Agreement or, in the case of the undersigned employee, to the address set forth below his signature, provided that all notices to the Company shall be directed to the attention of the Chairman of the Board or President of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by you and the Chairman of the Board or President of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Notwithstanding any provisions to the contrary, the Board

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Mr. Phillip D. Green
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May 13, 1994


          reserves the right to provide you with additional benefits, including, but not limited to, providing benefits hereunder in excess of the limitations described in Section 8, which the Board determines are appropriate in its sole discretion. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas.

12. Governing Law; Validity. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Arbitration. Any dispute or controversy arising under or in connec-tion with this Agreement shall be settled exclusively by arbitration in the nearest local office of the American Arbitration Association
          (AAA) in accordance with the rules of the AAA then in effect or by three arbitrators who have been selected by mutual agreement of the parties who proceed in accordance with the rules of the AAA then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 13.

14. Employee's Commitment. You agree that subsequent to your period of employment with the Company, you will not at any time communicate or disclose to any unauthorized person without the written consent of the Company, any proprietary processes of the Company or any subsidiary or other confidential information concerning their business, affairs, products, suppliers or customers which, if disclosed, would have a material adverse effect upon the business or operations of the Company and its subsidiaries, taken as a whole; it being understood, however, that the obligations of this Section 14 shall not apply to the extent that the aforesaid matters (a) are disclosed in circumstances where you are legally required to do so or (b) become generally known to and available for use by the public otherwise than by your wrongful act or omission. The intent of this Section 14 is not to create a non-compe-tition agreement but to protect the rights of the Company as provided above.

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Mr. Phillip D. Green
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May 13, 1994


15. Related Agreements. To the extent that any provision of any other agreement between the Company or any of its subsidiaries and you shall limit, qualify or be inconsistent with any provision of this Agree-ment, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17. TERMINATION OF PRIOR LETTER AGREEMENT. THIS AGREEMENT IS INTENDED TO REPLACE IN ITS ENTIRETY THE LETTER AGREEMENT DATED MARCH 2, 1990 ("PRIOR AGREEMENT") REGARDING A CHANGE IN CONTROL OF THE COMPANY. BY MUTUAL AGREEMENT, THE PRIOR AGREEMENT IS HEREBY DECLARED NULL AND VOID. THE RESPECTIVE OBLIGATIONS AND THE BENEFITS PROVIDED IN THE PRIOR AGREEMENT ARE TERMINATED.

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Mr. Phillip D. Green
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May 13, 1994


If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

Cullen/Frost Bankers, Inc.



By:/s/ Robert S. McClane
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   Robert S. McClane
   President




Agreed to this 23 day

of May 1994.

/s/ Phillip D. Green
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Employee Signature



Printed Name: Phillip D. Green
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Address:      4 Inwood Knoll
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              San Antonio, Tx. 78248
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